Exhibit 99.1

FAMOUS DAVE’S CLOSES ON NEW $10.0 MILLION CREDIT FACILITY

     Minneapolis, MN, January 31, 2005 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced that it has entered into a new five-year $10.0 million revolving credit facility with Wells Fargo’s American Commercial Capital. The credit facility is available for general working capital purposes as well as for the repurchase of shares under the company’s share repurchase program announced in November 2004.

     “We are pleased with the vote of confidence shown by our banking partners and look forward to a long-term relationship with Wells Fargo and American Commercial Capital,” said David Goronkin, president and chief executive officer. “While we currently maintain an adequate cash position, this resource provides us with additional liquidity and flexibility to support our strategic initiatives over the next five years.” Goronkin concluded, “American Commercial Capital’s extensive experience as a lender to the restaurant industry will prove to be a valuable asset as we continue to build our brand position and generate long-term sustainable growth for Famous Dave’s of America.”

     Famous Dave’s of America, Inc. (Nasdaq:DAVE — News) develops, owns, operates and franchises barbeque restaurants. The company currently owns 38 locations and franchises 69 additional units in 24 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana Purcel (952) 294-1300, or diana.purcel@famousdaves.com.

     American Commercial Capital (accapital.com) is a Wells Fargo Business providing capital to owners of multi-unit branded retail businesses in the restaurant, convenience store, and auto service industries. Wells Fargo & Company (NYSE: WFC) is a diversified financial services company with $428 billion in assets, providing banking, insurance, investments, mortgage and consumer finance for more than 23 million customers from more than 6,000 stores, the internet (wellsfargo.com), and other distribution channels across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only “Aaa"- rated bank in the United States.

     Statements in this press release that are not strictly historical, including but not limited to statements regarding cash flow and development plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements is based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction plans, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.